Exhibit 99.1

For further information:
David B. Ramaker, CEO
Lori A. Gwizdala, CFO
989-839-5350

Chemical Financial Corporation Reports 2014 First Quarter Operating Results
MIDLAND, MI, April 21, 2014 -- Chemical Financial Corporation (NASDAQ:CHFC) today announced 2014 first quarter net income of $13.8 million, or $0.46 per diluted share, compared to 2013 first quarter net income of $13.2 million, or $0.48 per diluted share, and 2013 fourth quarter net income of $14.4 million, or $0.48 per diluted share. The decline in per share earnings from the prior year’s first quarter was primarily attributable to the higher number of outstanding shares in this year’s first quarter due to Chemical Financial Corporation's ("Corporation") September 2013 follow-on common equity offering.
“Chemical Financial Corporation enjoyed another solid quarter of earnings as increasing net interest income and a lower loan loss provision more than offset lower noninterest income. The decline in noninterest income was largely attributable to lower mortgage banking revenue, lower gains on securities sales, and lower customer-related service fees, as an exceptionally cold and snowy winter across Michigan impacted consumer behavior during the quarter. Despite the unusual weather, we sustained our recent pattern of organic loan growth, with total loans up 2.3% during the quarter and 13.6% over the past year,” noted David B. Ramaker, Chairman, Chief Executive Officer and President of Chemical Financial Corporation.
“Importantly, during the quarter, we continued to advance our strategic growth initiative with the March 2014 announcement of our partnership with Northwestern Bancorp, Inc., the holding company for Northwestern Bank. We view Northwestern, with its 25 locations across 11 northwestern Michigan counties and $758 million in deposits, as the premier northwestern Michigan community banking franchise, and believe the combination of these two community-driven, Michigan-focused institutions will provide a compelling choice for the state's residents and businesses. We remain confident in our ability to achieve additional competitive and acquisitive market share gains as we move forward,” added Ramaker.
Net income in the first quarter of 2014 was $0.6 million, or 4.4%, higher than the first quarter of 2013, with the increase attributable to a combination of higher net interest income and a lower provision for loan losses, both of which were partially offset by lower noninterest income and slightly higher operating expenses. Net income of $13.8 million in the first quarter of 2014 was $0.6 million, or 3.9%, lower than the fourth quarter of 2013, with the decrease primarily attributable to lower net interest income.
The Corporation's return on average assets was 0.90% during the first quarter of 2014, compared to 0.91% in the first quarter of 2013 and 0.93% in the fourth quarter of 2013. The Corporation's return on average shareholders' equity was 8.0% in the first quarter of 2014, compared to 9.0% in the first quarter of 2013 and 8.4% in the fourth quarter of 2013. The decrease in return on average shareholders' equity in the first quarter of 2014, compared to the first quarter of 2013, was primarily attributable to an increase in shareholders' equity resulting from the Corporation's September 2013 follow-on common equity offering.
Net interest income was $49.8 million in the first quarter of 2014, $2.1 million higher than the first quarter of 2013, although $1.5 million lower than the fourth quarter of 2013. The increase in net interest income in the first quarter of 2014 over the first quarter of 2013 was largely attributable to the positive impact of loan growth of $568 million, or 13.6%, during the twelve months ended March 31, 2014. The decrease in net interest income in the first quarter of 2014 from the fourth quarter of 2013 was largely attributable to two fewer days in the first quarter of 2014.
The net interest margin (on a tax-equivalent basis) was 3.53% in the first quarter of 2014, compared to 3.54% in the first quarter of 2013 and 3.63% in the fourth quarter of 2013. The slight decrease in the net interest margin in the first quarter of 2014, compared to the first quarter of 2013, was primarily attributable to the significant positive impact attributable to growth in loans during the twelve months ended March 31, 2014, that was largely offset by loans repricing downward. The average yield on the loan portfolio was 4.28% in the first quarter of 2014, compared to 4.69% in the first quarter of 2013 and 4.42% in the fourth quarter of 2013. The average yield of the investment securities portfolio was 2.11% in the first quarter of 2014, compared to 2.19% in the first quarter of 2013 and 2.07% in the fourth quarter of 2013. Modest changes in the mix of customer deposits and the repricing of matured customer certificates of deposit resulted in the Corporation's average cost of funds declining to 0.29% in the first quarter of 2014 from 0.36% in the first quarter of 2013 and 0.30% in the fourth quarter of 2013.
The provision for loan losses was $1.6 million in the first quarter of 2014, compared to $3.0 million in the first quarter of 2013 and $2.0 million in the fourth quarter of 2013. The decreases in the provision for loan losses in the first quarter of 2014, compared to both the first quarter of 2013 and the fourth quarter of 2013 were attributable to continued improvement in the overall credit quality of the loan portfolio.
The Corporation's nonperforming loans, consisting of nonaccrual loans, accruing loans past due 90 days or more as to principal or interest payments and nonperforming troubled debt restructurings, totaled $76.5 million at March 31, 2014, compared to $82.0 million at December 31, 2013 and $86.4 million at March 31, 2013. Nonperforming loans comprised 1.61% of total loans at March 31, 2014, compared to 1.76% at December 31, 2013 and 2.06% at March 31, 2013. The reduction in nonperforming loans during the three and twelve months ended March 31, 2014 was attributable to a combination of improving economic conditions and loan charge-offs.
Net loan charge-offs were $2.2 million, or 0.19% of average loans, in the first quarter of 2014, compared to $4.7 million, or 0.45% of average loans, in the first quarter of 2013 and $4.5 million, or 0.39% of average loans, in the fourth quarter of 2013.
At March 31, 2014, the allowance for loan losses of the originated loan portfolio was $78.0 million, or 1.75% of originated loans, compared to $78.6 million, or 1.81% of originated loans, at December 31, 2013 and $82.3 million, or 2.16% of originated loans, at March 31, 2013. The allowance for loan losses of the originated loan portfolio as a percentage of nonperforming loans was 102% at March 31, 2014, compared to 96% at December 31, 2013 and 95% at March 31, 2013.
Noninterest income was $13.7 million in the first quarter of 2014, compared to $16.2 million in the first quarter of 2013 and $13.6 million in the fourth quarter of 2013. Noninterest income in the first quarter of 2013 included nonrecurring income of $0.8 million of investment securities gains. Excluding this nonrecurring income, noninterest income in the first quarter of 2014 was $1.7 million lower than the first quarter of 2013, with the decrease largely attributable to lower mortgage banking revenue and related title insurance revenue, in addition to lower service charges and fees on deposit accounts. Mortgage banking revenue of $0.8 million in the first quarter of 2014 was $1.2 million, or 61%, lower than the first quarter of 2013. The decrease in mortgage banking revenue in the first quarter of 2014, compared to the first quarter of 2013, was primarily attributable to a decline in the volume of loans sold in the secondary market and related gains, due to the rising interest rate environment. The Corporation sold $21 million of residential mortgage loans in the secondary market in the first quarter of 2014, compared to $69 million in the first quarter of 2013. Service charges and fees on deposit accounts were $0.3 million lower in the first quarter of 2014, compared to the first quarter of 2013. Noninterest income in the first quarter of 2014 was $0.1 million higher than the fourth quarter of 2013, with the increase primarily attributable to increases of $0.3 million and $0.4 million in wealth management revenue and electronic banking revenue, respectively, which were partially offset by a $0.6 million decline in service charges and fees on deposit accounts.
Operating expenses of $42.2 million in the first quarter of 2014 were $0.2 million higher than the first quarter of 2013. Operating expenses in the first quarter of 2014 included $0.3 million of nonrecurring transaction-related costs attributable to the pending acquisition of Northwestern Bancorp, Inc., while operating expenses in the first quarter of 2013 included $0.8 million of nonrecurring fees associated with the Corporation's prepayment of its outstanding Federal Home Loan Bank (FHLB) advances. Excluding nonrecurring costs and fees, operating expenses in the first quarter of 2014 were $0.7 million higher than the first quarter of 2013, with the increase attributable to an $0.8 million increase in employee compensation expense and a $0.7 million increase in occupancy expenses, which were partially offset by a $0.6 million decrease in credit-related expenses. The increase in employee compensation expense was partially due to merit increases that took effect at the beginning of 2014. The decrease in credit-related expenses was due to a combination of lower other real estate (ORE) properties held, and therefore lower ORE operating costs, and lower loan collection costs.

Operating expenses of $42.2 million in the first quarter of 2014 were $0.2 million lower than the fourth quarter of 2013. The decrease was primarily attributable to decreases of $1.0 million in donations expense and $0.3 million in salaries and wages expense, which were partially offset by increases of $0.9 million in occupancy expenses, $0.3 million in credit-related expenses and $0.3 million of nonrecurring transaction-related costs. The decrease in donations expense was attributable to year-end 2013 commitments by the Corporation to the Chemical Bank Foundation.
The Corporation's efficiency ratio was 64.5% in the first quarter of 2014, 63.7% in the fourth quarter of 2013 and 64.4% in the first quarter of 2013.
Total assets were $6.34 billion at March 31, 2014, compared to $6.18 billion at December 31, 2013 and $5.99 billion at March 31, 2013. The increase in total assets during the twelve months ended March 31, 2014 was largely attributable to an increase in deposits that was used to partially fund loan growth. The increase in total assets from year-end 2013 was largely due to $100 million of temporary funds received from one customer of Chemical Bank ($50 million in interest-bearing deposits and $50 million in customer repurchase agreements). The Corporation intends to maintain this $100 million of funds at the Federal Reserve Bank (FRB). Investment securities have remained relatively stable and were $935.9 million at March 31, 2014, compared to $958.5 million at December 31, 2013 and $961.4 million at March 31, 2013.
Total loans were $4.75 billion at March 31, 2014, up from $4.65 billion at December 31, 2013 and $4.19 billion at March 31, 2013. During the three and twelve months ended March 31, 2014, total loans increased $105.7 million, or 2.3%, and $568.0 million, or 13.6%, respectively. The increases in loans during the three and twelve months ended March 31, 2014 generally occurred across all major loan categories and were largely attributable to a combination of improving economic conditions and increased market share. The increase in loans of $105.7 million during the first quarter of 2014 was primarily attributable to increases in commercial loans of $32.3 million, or 2.7%, commercial real estate loans of $46.5 million, or 3.8%, and consumer installment and home equity loans of $36.3 million, or 3.1%.
Total deposits were $5.23 billion at March 31, 2014, compared to $5.12 billion at December 31, 2013 and $5.01 billion at March 31, 2013. The increase in total deposits during the first quarter of 2014 was largely attributable to the $50 million in interest-bearing deposits from one customer, as previously discussed, and a seasonal increase in municipal customer deposits. Excluding this $50 million deposit, the Corporation experienced an increase in total deposits of $174 million, or 3.5%, during the twelve months ended March 31, 2014, with the increase attributable to organic deposit growth of $212 million that was partially offset by the payoff of maturing brokered deposits.
At March 31, 2014, the Corporation's tangible equity to assets ratio and total risk-based capital ratio were 9.3% and 13.8%, respectively, compared to 9.4% and 14.0%, respectively, at December 31, 2013 and 8.1% and 13.3%, respectively, at March 31, 2013. At March 31, 2014, the Corporation's book value was $23.63 per share, compared to $23.38 per share at December 31, 2013 and $21.97 per share at March 31, 2013. At March 31, 2014, the Corporation's tangible book value was $19.44 per share, compared to $19.17 per share at December 31, 2013 and $17.34 per share at March 31, 2013.
Chemical Financial Corporation will host a conference call to discuss its first quarter 2014 results on Monday, April 21, 2014 at 10:30 a.m. EDT. Anyone interested may access the conference call on a live basis by dialing toll-free at 1-800-500-0920 and entering 2399151 for the conference ID. The call will also be broadcast live over the Internet hosted at Chemical Financial Corporation's website at www.chemicalbankmi.com under the "Investor Info" section. A copy of the slide-show presentation and an audio replay of the call will remain available on Chemical Financial Corporation's website for at least 14 days.
Chemical Financial Corporation is the second largest banking company headquartered and operating branch offices in Michigan. The Corporation operates through a single subsidiary bank, Chemical Bank, with 157 banking offices spread over 38 counties in the lower peninsula of Michigan. At March 31, 2014, the Corporation had total assets of $6.3 billion. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising The NASDAQ Global Select Market. More information about the Corporation is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

Forward-Looking Statements
This report contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and Chemical Financial Corporation (Corporation). Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "judgment," "opinion," "plans," "predicts," "probable," "projects," "should," "trend," "will," and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to future levels of loan charge-offs, future levels of provisions for loan losses, real estate valuation, future levels of nonperforming assets, the rate of asset dispositions, future capital levels, future dividends, future growth and funding sources, future liquidity levels, future profitability levels, future deposit insurance premiums, the effects on earnings of future changes in interest rates, the future level of other revenue sources, future economic trends and conditions, future initiatives to expand the Corporation's market share, expected performance and cash flows from acquired loans, future effects of new or changed accounting standards, future opportunities for acquisitions, opportunities to increase top line revenues, the Corporation's ability to grow its core franchise, future cost savings and the Corporation's ability to maintain adequate liquidity and capital based on the requirements adopted by the Basel Committee on Banking Supervision and U.S. regulators. All statements referencing future time periods are forward-looking.
Management's determination of the provision and allowance for loan losses; the carrying value of acquired loans, goodwill and mortgage servicing rights; the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment); and management's assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated. All of the information concerning interest rate sensitivity is forward-looking. The future effect of changes in the financial and credit markets and the national and regional economies on the banking industry, generally, and on the Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
This report also contains forward-looking statements regarding the Corporation's outlook or expectations with respect to the planned acquisition of Northwestern Bancorp, Inc. (Northwestern), the expected costs to be incurred in connection with the acquisition, Northwestern’s future performance and consequences of its integration into the Corporation and the impact of the transaction on the Corporation’s future performance.
Risk factors relating to both the transaction and the integration of Northwestern into the Corporation after closing include, without limitation:
Completion of the transaction is dependent on, among other things, receipt of regulatory and Northwestern shareholder approvals, the timing of which cannot be predicted with precision at this point and which may not be received at all.
The impact of the completion of the transaction on the Corporation's financial statements will be affected by the timing of the transaction, including in particular the ability to complete the acquisition in the third quarter of 2014.
The transaction may be more expensive to complete and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.
The integration of Northwestern's business and operations into the Corporation, which will include conversion of Northwestern's operating systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Northwestern's or the Corporation's existing businesses.
The Corporation's ability to achieve anticipated results from the transaction is dependent on the state of the economic and financial markets going forward. Specifically, the Corporation may incur more credit losses from Northwestern’s loan portfolio than expected and deposit attrition may be greater than expected.
Risk factors also include, but are not limited to, the risk factors described in Item 1A of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Chemical Financial Corporation Announces 2014 First Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation

	March 31, 2014	December 31, 2013	March 31, 2013
	(In thousands, except per share data)
Assets
Cash and cash equivalents:
Cash and cash due from banks	$122,288	$130,811	$101,501
Interest-bearing deposits with the Federal Reserve Bank	260,097	179,977	477,225
Total cash and cash equivalents	382,385	310,788	578,726
Investment securities:
Available-for-sale	657,818	684,570	703,622
Held-to-maturity	278,099	273,905	257,749
Total investment securities	935,917	958,475	961,371
Loans held-for-sale	3,814	5,219	14,850
Loans:
Commercial	1,208,641	1,176,307	1,038,115
Commercial real estate	1,279,167	1,232,658	1,162,383
Real estate construction and land development	98,845	109,861	98,007
Residential mortgage	962,009	960,423	872,454
Consumer installment and home equity	1,204,627	1,168,372	1,014,302
Total loans	4,753,289	4,647,621	4,185,261
Allowance for loan losses	(78,473)	(79,072)	(82,834)
Net loans	4,674,816	4,568,549	4,102,427
Premises and equipment	74,779	75,308	73,501
Goodwill	120,164	120,164	120,164
Other intangible assets	12,872	13,424	14,902
Interest receivable and other assets	133,581	132,781	124,587
Total Assets	$6,338,328	$6,184,708	$5,990,528
Liabilities
Deposits:
Noninterest-bearing	$1,219,081	$1,227,768	$1,086,986
Interest-bearing	4,012,212	3,894,617	3,920,372
Total deposits	5,231,293	5,122,385	5,007,358
Interest payable and other liabilities	40,209	38,395	30,931
Short-term borrowings	361,231	327,428	347,484
Total liabilities	5,632,733	5,488,208	5,385,773
Shareholders' Equity
Preferred stock, no par value per share	—	—	—
Common stock, $1 par value per share	29,866	29,790	27,532
Additional paid-in capital	489,045	488,177	433,648
Retained earnings	205,985	199,053	174,209
Accumulated other comprehensive loss	(19,301)	(20,520)	(30,634)
Total shareholders' equity	705,595	696,500	604,755
Total Liabilities and Shareholders' Equity	$6,338,328	$6,184,708	$5,990,528

Chemical Financial Corporation Announces 2014 First Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation

	Three Months Ended
	March 31,
	2014	2013
	(In thousands, except per share data)
Interest Income
Interest and fees on loans	$49,195	$47,905
Interest on investment securities:
Taxable	2,383	2,438
Tax-exempt	1,704	1,564
Dividends on nonmarketable equity securities	238	151
Interest on deposits with the Federal Reserve Bank	125	321
Total interest income	53,645	52,379
Interest Expense
Interest on deposits	3,745	4,566
Interest on short-term borrowings	121	114
Interest on FHLB advances	—	47
Total interest expense	3,866	4,727
Net Interest Income	49,779	47,652
Provision for loan losses	1,600	3,000
Net interest income after provision for loan losses	48,179	44,652
Noninterest Income
Service charges and fees on deposit accounts	4,930	5,195
Wealth management revenue	3,631	3,445
Other charges and fees for customer services	4,194	4,651
Mortgage banking revenue	794	2,012
Gain on sale of investment securities	—	847
Other	167	89
Total noninterest income	13,716	16,239
Operating Expenses
Salaries, wages and employee benefits	24,184	23,369
Occupancy	4,374	3,663
Equipment and software	3,461	3,450
Other	10,163	11,475
Total operating expenses	42,182	41,957
Income before income taxes	19,713	18,934
Federal income tax expense	5,900	5,700
Net Income	$13,813	$13,234
Earnings Per Common Share:
Weighted average common shares outstanding for basic earnings per share	29,825	27,519
Weighted average common shares outstanding for diluted earnings per share, including common stock equivalents	30,037	27,641
Basic earnings per share	$0.46	$0.48
Diluted earnings per share	0.46	0.48

Cash Dividends Declared Per Common Share	0.23	0.21

Key Ratios (annualized where applicable):
Return on average assets	0.90%	0.91%
Return on average shareholders' equity	8.0%	9.0%
Net interest margin	3.53%	3.54%
Efficiency ratio	64.5%	64.4%

Chemical Financial Corporation Announces 2014 First Quarter Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation
(Dollars in Thousands)

	1st Quarter 2014	4th Quarter 2013	3rd Quarter 2013	2nd Quarter 2013	1st Quarter 2013
Average Balances
Total assets	$6,210,569	$6,117,217	$5,966,988	$5,859,822	$5,924,820
Total interest-earning assets	5,860,429	5,782,141	5,621,542	5,530,262	5,579,789
Total loans	4,692,430	4,588,448	4,424,332	4,249,708	4,152,570
Total deposits	5,142,276	5,065,671	4,960,270	4,878,214	4,950,956
Total interest-bearing liabilities	4,276,677	4,211,647	4,167,915	4,126,751	4,221,638
Total shareholders' equity	701,878	678,487	620,911	606,607	599,406
Key Ratios (annualized where applicable)
Net interest margin (taxable equivalent basis)	3.53%	3.63%	3.58%	3.60%	3.54%
Efficiency ratio	64.5%	63.7%	61.0%	63.3%	64.4%
Return on average assets	0.90%	0.93%	1.00%	0.97%	0.91%
Return on average shareholders' equity	8.0%	8.4%	9.6%	9.4%	9.0%
Average shareholders' equity as a percent of average assets	11.3%	11.1%	10.4%	10.4%	10.1%
Capital ratios (period end):
Tangible shareholders' equity as a percent of total assets	9.3%	9.4%	8.9%	8.5%	8.1%
Total risk-based capital ratio	13.8%	14.0%	14.2%	13.1%	13.3%

	1st Quarter 2014	4th Quarter 2013	3rd Quarter 2013	2nd Quarter 2013	1st Quarter 2013
Credit Quality Statistics
Originated Loans	$4,464,465	$4,352,924	$4,213,728	$3,990,633	$3,810,989
Acquired Loans	288,824	294,697	308,943	345,238	374,272
Nonperforming Assets:
Nonperforming loans	76,544	81,984	75,818	79,342	86,417
Other real estate / repossessed assets (ORE)	10,056	9,776	12,033	13,659	18,194
Total nonperforming assets	86,600	91,760	87,851	93,001	104,611
Performing troubled debt restructurings	41,823	39,571	34,071	32,657	30,723
Allowance for loan losses - originated as a percent of:
Total originated loans	1.75%	1.81%	1.92%	2.05%	2.16%
Nonperforming loans	102%	96%	107%	103%	95%
Nonperforming loans as a percent of total loans	1.61%	1.76%	1.68%	1.83%	2.06%
Nonperforming assets as a percent of:
Total loans plus ORE	1.82%	1.97%	1.94%	2.14%	2.49%
Total assets	1.37%	1.48%	1.40%	1.60%	1.75%
Net loan charge-offs (year-to-date):
Originated	$2,199	$16,419	$11,959	$8,307	$4,657
Acquired	—	—	—	—	—
Total loan charge-offs (year-to-date)	2,199	16,419	11,959	8,307	4,657
Net loan charge-offs as a percent of average loans (year-to-date, annualized)	0.19%	0.38%	0.37%	0.40%	0.45%

	March 31, 2014	Dec 31, 2013	Sept 30, 2013	June 30, 2013	March 31, 2013
Additional Data - Intangibles
Goodwill	$120,164	$120,164	$120,164	$120,164	$120,164
Core deposit intangibles (CDI)	9,556	10,001	10,466	10,933	11,417
Mortgage servicing rights (MSR)	3,316	3,423	3,399	3,421	3,485
Amortization of CDI (during quarter ended)	445	465	467	484	493

Chemical Financial Corporation Announces 2014 First Quarter Operating Results

Average Balances, Fully Tax Equivalent (FTE) Interest and Effective Yields and Rates (Unaudited)
Chemical Financial Corporation

	Three Months Ended March 31, 2014			Three Months Ended March 31, 2013
	Average Balance	Interest (FTE)	Effective Yield/Rate*	Average Balance	Interest (FTE)	Effective Yield/Rate*
Assets	(Dollars in thousands)
Interest-earning assets:
Loans**	$4,696,415	$49,744	4.28%	$4,167,614	$48,361	4.69%
Taxable investment securities	691,861	2,383	1.38	666,809	2,438	1.46
Tax-exempt investment securities	257,173	2,615	4.07	215,727	2,388	4.43
Other interest-earning assets	25,572	238	3.77	25,572	151	2.39
Interest-bearing deposits with the Federal Reserve Bank	189,408	125	0.27	504,067	321	0.26
Total interest-earning assets	5,860,429	55,105	3.80	5,579,789	53,659	3.89
Less: allowance for loan losses	79,323			84,978
Other assets:
Cash and cash due from banks	120,168			117,620
Premises and equipment	74,762			74,608
Interest receivable and other assets	234,533			237,781
Total assets	$6,210,569			$5,924,820
Liabilities and shareholders' equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,212,534	$287	0.10%	$1,102,386	$252	0.09%
Savings deposits	1,415,119	316	0.09	1,337,415	296	0.09
Time deposits	1,321,119	3,142	0.96	1,451,681	4,018	1.12
Short-term borrowings	327,905	121	0.15	322,308	114	0.14
FHLB advances	—	—	—	7,848	47	2.43
Total interest-bearing liabilities	4,276,677	3,866	0.37	4,221,638	4,727	0.45
Noninterest-bearing deposits	1,193,504	—	—	1,059,474	—	—
Total deposits and borrowed funds	5,470,181	3,866	0.29	5,281,112	4,727	0.36
Interest payable and other liabilities	38,510			44,302
Shareholders' equity	701,878			599,406
Total liabilities and shareholders' equity	$6,210,569			$5,924,820
Net Interest Spread (Average yield earned on interest-earning assets minus average rate paid on interest-bearing liabilities)			3.43%			3.44%
Net Interest Income (FTE)		$51,239			$48,932
Net Interest Margin (Net Interest Income (FTE) divided by total average interest-earning assets)			3.53%			3.54%

*	Fully taxable equivalent (FTE) basis using a federal income tax rate of 35%.
**	Nonaccrual loans and loans held-for-sale are included in average balances reported and are included in the calculation of yields. Also, tax equivalent interest includes net loan fees.

Chemical Financial Corporation Announces 2014 First Quarter Operating Results

Nonperforming Assets (Unaudited)
Chemical Financial Corporation

	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
	(In thousands)
Nonperforming Loans:
Nonaccrual loans:
Commercial	$18,251	$18,374	$11,809	$11,052	$12,186
Commercial real estate	27,568	28,598	28,623	28,498	35,849
Real estate construction	160	371	183	183	168
Land development	2,267	2,309	2,954	3,434	4,105
Residential mortgage	6,589	8,921	8,029	9,241	10,407
Consumer installment	806	676	665	552	699
Home equity	2,046	2,648	3,023	3,064	2,837
Total nonaccrual loans	57,687	61,897	55,286	56,024	66,251
Accruing loans contractually past due 90 days or more as to interest or principal payments:
Commercial	43	536	281	1	4
Commercial real estate	730	190	—	78	177
Real estate construction	—	—	—	—	—
Land development	—	—	—	—	—
Residential mortgage	—	537	692	164	196
Consumer installment	—	—	—	—	—
Home equity	622	734	686	689	874
Total accruing loans contractually past due 90 days or more as to interest or principal payments	1,395	1,997	1,659	932	1,251
Nonperforming troubled debt restructurings:
Commercial loan portfolio	11,218	13,414	15,744	19,140	14,587
Consumer loan portfolio	6,244	4,676	3,129	3,246	4,328
Total nonperforming troubled debt restructurings	17,462	18,090	18,873	22,386	18,915
Total nonperforming loans	76,544	81,984	75,818	79,342	86,417
Other real estate and repossessed assets	10,056	9,776	12,033	13,659	18,194
Total nonperforming assets	$86,600	$91,760	$87,851	$93,001	$104,611

Chemical Financial Corporation Announces 2014 First Quarter Operating Results

Summary of Loan Loss Experience (Unaudited)
Chemical Financial Corporation

	1st Quarter 2014	4th Quarter 2013	3rd Quarter 2013	2nd Quarter 2013	1st Quarter 2013
	(In thousands)
Allowance for loan losses - originated loan portfolio
Allowance for loan losses - beginning of period	$78,572	$81,032	$81,684	$82,334	$83,991
Provision for loan losses	1,600	2,000	3,000	3,000	3,000
Net loan (charge-offs) recoveries:
Commercial	(233)	(448)	(615)	(59)	(1,199)
Commercial real estate	(241)	(1,233)	(1,248)	(1,786)	(2,010)
Real estate construction	(100)	(37)	—	—	—
Land development	142	(207)	(400)	(50)	(96)
Residential mortgage	(704)	(527)	(409)	(1,023)	(573)
Consumer installment	(801)	(836)	(786)	(574)	(447)
Home equity	(262)	(1,172)	(194)	(158)	(332)
Net loan charge-offs	(2,199)	(4,460)	(3,652)	(3,650)	(4,657)
Allowance for loan losses - end of period	77,973	78,572	81,032	81,684	82,334
Allowance for loan losses - acquired loan portfolio
Allowance for loan losses - beginning of period	500	500	500	500	500
Provision for loan losses	—	—	—	—	—
Net loan charge-offs	—	—	—	—	—
Allowance for loan losses - end of period	500	500	500	500	500
Total allowance for loan losses	$78,473	$79,072	$81,532	$82,184	$82,834
Net loan charge-offs as a percent of average loans (quarter only, annualized)	0.19%	0.39%	0.33%	0.34%	0.45%

Chemical Financial Corporation Announces 2014 First Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation

	1st Quarter 2014	4th Quarter 2013	3rd Quarter 2013	2nd Quarter 2013	1st Quarter 2013
	(Dollars in thousands, except per share data)
Summary of Operations
Interest income	$53,645	$55,323	$53,578	$52,781	$52,379
Interest expense	3,866	4,018	4,284	4,385	4,727
Net interest income	49,779	51,305	49,294	48,396	47,652
Provision for loan losses	1,600	2,000	3,000	3,000	3,000
Net interest income after provision for loan losses	48,179	49,305	46,294	45,396	44,652
Noninterest income	13,716	13,578	14,644	15,948	16,239
Operating expenses	42,182	42,405	39,545	41,041	41,957
Income before income taxes	19,713	20,478	21,393	20,303	18,934
Federal income tax expense	5,900	6,100	6,400	6,100	5,700
Net income	$13,813	$14,378	$14,993	$14,203	$13,234
Net interest margin	3.53%	3.63%	3.58%	3.60%	3.54%

Per Common Share Data
Net income:
Basic	$0.46	$0.48	$0.54	$0.52	$0.48
Diluted	0.46	0.48	0.53	0.51	0.48
Cash dividends declared	0.23	0.23	0.22	0.21	0.21
Book value - period-end	23.63	23.38	22.61	22.14	21.97
Tangible book value - period-end	19.44	19.17	18.36	17.53	17.34
Market value - period-end	32.45	31.67	27.92	25.99	26.38